EXECUTION COPY

STOCKHOLDERS’ AGREEMENT
Dated as of March 13, 2007
between
Ascent Solar Technologies, Inc.
and
Norsk Hydro Produksjon AS

Table of Contents

		Page
ARTICLE 1

DEFINITIONS

SECTION 1.01	Certain Definitions	2

ARTICLE 2

CORPORATE GOVERNANCE

SECTION 2.01	Composition of the Board	7
SECTION 2.02	Vacancies	7
SECTION 2.03	Certificate of Incorporation and Bylaws to Be Consistent	8
SECTION 2.04	Observer	8

ARTICLE 3

VOTING OF SHARES

SECTION 3.01	Agreement with Respect to Voting of Common Stock	8

ARTICLE 4

STANDSTILL, ACQUISITIONS OF SECURITIES AND OTHER MATTERS

SECTION 4.01	Acquisitions of Common Stock	8
SECTION 4.02	No Participation in a Group or Solicitation of Proxies	9
SECTION 4.03	Rights to Purchase New Securities or Exercise Warrants	10
SECTION 4.04	Termination of Standstill Provisions	10
SECTION 4.05	Restriction on Exercise of Warrants by the Investor	11
SECTION 4.06	Quarterly Exercise of Warrants by the Investor	11

ARTICLE 5

RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

SECTION 5.01	General	12
SECTION 5.02	Improper Sale	13
SECTION 5.03	Restrictive Legends	13

ARTICLE 6

STRATEGIC RELATIONSHIP AND USE OF PROCEEDS

SECTION 6.01	Strategic Relationship	14
SECTION 6.02	Use of Proceeds	14

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STOCKHOLDERS’ AGREEMENT
     STOCKHOLDERS’ AGREEMENT, dated as of March 13, 2007 (this “Agreement”), between ASCENT SOLAR TECHNOLOGIES, INC., a corporation organized under the laws of the State of Delaware (the “Company”), and NORSK HYDRO PRODUKSJON AS, a corporation organized under the laws of the Kingdom of Norway (the “Investor”).
RECITALS
     WHEREAS, the Company and the Investor have entered into a Securities Purchase Agreement dated as of the date hereof (the “Securities Purchase Agreement”);
     WHEREAS, on the date hereof, upon consummation of the First Closing (as defined in the Securities Purchase Agreement) contemplated by the Securities Purchase Agreement, the Investor will own an aggregate of 1,600,000 shares (the “Tranche 1 Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);
     WHEREAS, upon consummation of the Initial Warrants Closing contemplated by the Securities Purchase Agreement, the Investor will own a number of restricted Class A Warrants that will result in the Investor owning twenty-three percent (23.0%) of all issued and outstanding Class A Warrants immediately after such sale and purchase and a number of restricted Class B Warrants that will result in the Investor owning twenty-three percent (23.0%) of all issued and outstanding Class B Warrants immediately after such sale and purchase (together, the “Initial Warrants”);
     WHEREAS, upon consummation of the Second Closing (as defined in the Securities Purchase Agreement) contemplated by the Securities Purchase Agreement, the Investor will own up to a maximum of (i) an additional number of shares of Company Common Stock that will result in the Investor owning thirty-five percent (35.0%) of all issued and outstanding Common Stock immediately after such sale and purchase (the “Tranche 2 Shares” and, together with the Tranche 1 Shares, the “Shares”), (ii) an additional number of restricted Class A Warrants that will result in the Investor owning thirty-five percent (35.0%) of all issued and outstanding Class A Warrants immediately after such sale and purchase (the “Option Class A Warrants”) and (iii) an additional number of restricted Class B Warrants that will result in the Investor owning thirty-five percent (35.0%) of all issued and outstanding Class B Warrants immediately after such sale and purchase (the “Option Class B Warrants”; together with the Option Class A Warrants, the “Option Warrants”; the Option Warrants together with the Tranche 2 Shares, the “Tranche 2 Securities”; and the Tranche 2 Securities together with the Tranche 1 Shares and the Initial Warrants, the “Purchased Securities”);
     WHEREAS, the parties hereto wish to enter into this Agreement to set forth their agreement as to the matters set forth herein; and
     WHEREAS, certain terms used in this Agreement are defined in Section 1.01.

AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     SECTION 1.01 Certain Definitions . (a) For purposes of this Agreement:
     “Acquisition Proposal” means any proposal or offer from any person other than the Investor relating to any direct or indirect (i) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company representing twenty percent (20%) or more of the consolidated assets of the Company; (ii) issuance, sale or other disposition, directly or indirectly (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction), of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of any class of equity securities of the Company; (iii) tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning twenty percent (20%) or more of any class or series (or the voting power of any class or series) of equity securities of the Company or any other transaction in which any person shall acquire beneficial ownership or the right to acquire beneficial ownership, of twenty percent (20%) or more of any class or series (or the voting power of any class or series) of equity securities; (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction to which the Company is a party involving a change of control of the Company or (v) combination of the foregoing (in each case, other than the transactions contemplated by the Securities Purchase Agreement).
     “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
     “beneficial owner” (and related terms such as “beneficially owned” or “beneficial ownership”) has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.
     “Board” means the Board of Directors of the Company.
     “Bylaws” means the Bylaws of the Company, dated October 26, 2005.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., (c) commercial paper maturing not more than one year from the date of issuance thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the Laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with any bank organized under the Laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation and (f) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.
     “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of October 26, 2005.
     “Class A Warrants” means redeemable Class A public warrants of the Company traded on Nasdaq under the symbol ASTIW, each of which entitles the holder thereof to purchase one share of Company Common Stock at an exercise price of $6.60 per share.
     “Class B Warrants” means non-redeemable Class B public warrants of the Company traded on Nasdaq under the symbol ASTIZ, each of which entitles the holder thereof to purchase one share of Company Common Stock at an exercise price of $11.00 per share.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract, credit arrangement or otherwise; including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Regulation” means the rules and regulations of Nasdaq, the Boston Stock Exchange, Incorporated or any other applicable securities exchange on which the Common Stock is then listed.
     “group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.
     “Initial Warrants Closing” means the closing of the issuance, purchase and sale of the Initial Warrants contemplated by the Securities Purchase Agreement.
     “Investor Designated Director” means such person as is so designated by the Investor from time to time in accordance with this Agreement, to serve as a member of the Board and who is elected or appointed to serve as a member of the Board pursuant to Section 2.01.

     “Law” means any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (including any requirements under the Exchange Act).
     “Marketable Securities” means securities that are (a) (i) securities of or other interests in any person that are traded on a United States national securities exchange or quoted on Nasdaq or (ii) debt securities on market terms of an issuer that has debt or equity securities that are so traded or so reported on and in which Marketable Securities a nationally recognized securities firm has agreed to make a market and (b) not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act or, if subject to such restrictions under the Securities Act, are also subject to registration rights reasonably acceptable to the person receiving such Marketable Securities as consideration in a transaction pursuant to Section 4.03.
     “Nasdaq” means The Nasdaq Stock Market, Inc.
     “New Securities” means any capital stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” does not include (i) the Purchased Securities or other securities acquired pursuant to the Securities Purchase Agreement or the Ancillary Agreements (as defined in the Securities Purchase Agreement); (ii) securities issued or issuable upon conversion or exercise of the securities in subsection (i) above; (iii) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Company will own more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity; (iv) any borrowings by the Company, direct or indirect, from financial institutions, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings shall be approved by the Board; (v) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board; (vi) securities issued in connection with a bona fide underwritten public offering; (vii) securities issued in connection with any stock split, stock dividend, reclassification or recapitalization of the Company; (viii) securities issued or issuable upon conversion or exercise of options, warrants or rights outstanding as of the date hereof; and (ix) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (viii) above.
     “Permitted Transferee” means, with respect to a specified person, any affiliate of such person.
     “person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” or “group” each within the meaning of Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement by the SEC.
     “Related Agreements” means the Securities Purchase Agreement, that certain Registration Rights Agreement between the parties hereto dated as of the date hereof and the Voting Agreement, dated as of the date hereof, among the Investor, Dr. Mohan S. Misra, Chairman of the Board, Inica, Inc., a Colorado corporation, and ITN Energy Systems, Inc., a Colorado corporation.
     “Representative” means, as to any person, such person’s affiliates and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants) and such person’s financing sources.
     “Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.
     “Sale” means, in respect of any Common Stock, Warrants or any other voting capital stock, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law.
     “SEC” means the United States Securities and Exchange Commission, or any successor thereto.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Sell” and “Sold” means to complete a Sale.
     “Stockholder Approval” means the approval by the stockholders of the Company of the issuance of the Initial Warrants and the issuance of the Tranche 2 Securities.
     “Stockholders’ Meeting” shall have the meaning set forth in the Securities Purchase Agreement.
     “subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
     “Warrants” means the Class A Warrants and the Class B Warrants.
     (b) The following terms have the meaning set forth in the Sections set forth below:

Term	Section
Agreement	Preamble
Common Stock	Recitals

Term	Section
Company	Preamble
Confidential Information	§ 8.01(b)
Covered Securities	§ 5.01(a)
Initial Restricted Period	§ 5.01(a)
Initial Warrants	Recitals
Investor	Preamble
Notice of Issuance	§ 4.03(b)
Observer	§ 2.04
Option Class A Warrants	Recitals
Option Class B Warrants	Recitals
Option Warrants	Recitals
Ordinary Dilutive Issuance	§ 4.06
Purchased Securities	Recitals
Quarterly Anti-Dilution Notice	§ 4.06
Securities Purchase Agreement	Recitals
Shares	Recitals
Tranche 2 Securities	Recitals
Tranche 1 Shares	Recitals
Tranche 2 Shares	Recitals
          (c) Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
     (i) When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement, unless otherwise indicated;
     (ii) The table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
     (iii) Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (iv) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (v) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (vi) References to a person are also to its successors and permitted assigns; and
     (vii) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE 2
CORPORATE GOVERNANCE
     SECTION 2.01 Composition of the Board.
          (a) As soon as practicable after the Company’s 2007 annual shareholders meeting, the Company shall expand the size of the Board to seven directors and cause its Nominating and Governance Committee to recommend for election to the Board one director designated by the Investor, who shall be designated by the Investor in accordance with Section 7.06 of the Securities Purchase Agreement. The Investor Designated Director shall serve in a manner consistent with the terms of the Certificate of Incorporation and Bylaws.
          (b) From and after the Company’s 2007 annual shareholders meeting, so long as the Investor beneficially owns fifteen percent (15%) or more of the Common Stock outstanding, the parties hereto shall use all reasonable efforts under applicable Law and Exchange Regulations to cause there to be one Investor Designated Director elected as a member of the Board. In the event the Investor beneficially owns less than fifteen percent (15%) of the Common Stock outstanding, the Investor shall have no right to designate an Investor Designated Director, and, at the request of the Board, shall cause any Investor Designated Director then in office to resign immediately upon such event; provided, however, that if the Stockholder Approval has not been obtained by the date that is four (4) months from the date hereof, regardless of the Investor’s beneficial ownership of Common Stock, the parties hereto shall use all reasonable efforts under applicable Law and Exchange Regulations (i) to cause there to be one Investor Designated Director elected as a member of the Board as soon as reasonably practicable after such four (4) month period and (ii) to cause the Board to include one Investor Designated Director for a period of at least two (2) years from the date hereof.
          (c) At each stockholders’ meeting of the Company at which directors will be elected, the Investor shall be entitled, any time prior to the mailing of the applicable proxy statement of the Company, to propose and nominate an Investor Designated Director as set forth in Section 2.01(b) as a member of the Board. The Company and the Board will include the person so nominated by the Investor in each slate of directors proposed, recommended or nominated for election by the Company or the Board and will (unless the Board determines, after consultation with its outside legal counsel, that it would be inconsistent with its fiduciary obligations to stockholders of the Company under applicable Law) recommend and use all reasonable efforts to cause the election of such person nominated. The Company agrees to use all reasonable efforts to solicit proxies for such nominee for director from all holders of voting stock entitled to vote thereon. Such nominee shall serve in a manner consistent with the terms of the Certificate of Incorporation and Bylaws.
     SECTION 2.02 Vacancies. In the event of any vacancy for any reason in the Board seat reserved for the Investor Designated Director, the Investor shall have the sole right to nominate another individual to serve as the Investor Designated Director. In each case, to the extent permitted by the Certificate of Incorporation and Bylaws, the Board shall elect each such person so nominated as soon as possible after the occurrence of the nomination to fill such vacancy. The Investor Designated Director shall not be removed as a director of the Company without cause.
     SECTION 2.03 Certificate of Incorporation and Bylaws to Be Consistent. The Board shall take or cause to be taken all lawful action necessary or appropriate to ensure that none of the Certificate of Incorporation or the Bylaws contain any provisions inconsistent with this Agreement or which would in any way nullify or impair the terms of this Agreement or the rights of the Company or of the Investor hereunder.
     SECTION 2.04 Observer. To the extent permitted by Exchange Regulation, so long as the Investor beneficially owns fifteen percent (15%) or more of the Common Stock outstanding, the Company and the Board shall take all necessary action to permit one individual designated by the Investor (in addition to the Investor Designated Director) to attend each meeting of the Board at which non-independent or management directors are permitted to be in attendance (the “Observer”). The Observer shall be provided with notice of and information regarding each such meeting as is provided to members of the Board. The Observer shall have no right to vote at any meeting of the Board. Notwithstanding anything in this Section 2.04 to the contrary, if the Stockholder Approval has not been obtained by the date that is four (4) months from the date hereof, regardless of the Investor’s beneficial ownership of Common Stock, to the extent permitted by Exchange Regulation, the Company and the Board shall take all necessary action (i) to permit the Observer to attend each meeting of the Board and (ii) to provide the Observer with notice of and information regarding each such meeting as is provided to members of the Board, in each case for the period beginning on the date that is four (4) months from the date hereof and ending on a date that is at least two (2) years from the date hereof.
ARTICLE 3
VOTING OF SHARES
     SECTION 3.01 Agreement with Respect to Voting of Common Stock. With respect to all matters submitted to a vote of holders of Common Stock, the Investor may vote, or abstain from voting, or fail to vote, some or all shares of Common Stock held by it, in its sole and absolute discretion.
ARTICLE 4
STANDSTILL, ACQUISITIONS OF SECURITIES AND OTHER MATTERS
     SECTION 4.01 Acquisitions of Common Stock. Subject to the receipt of the Stockholder Approval, from the date the Investor beneficially acquires thirty-five percent (35%) of the issued and outstanding shares of Common Stock of the Company until the second (2nd) anniversary of the receipt of the Stockholder Approval, without the prior approval of the Board, the Investor shall not purchase or otherwise acquire, directly or indirectly, beneficial ownership of any shares of Common Stock such that the aggregate beneficial ownership of the

Investor, after giving effect to any such acquisition, would be in excess of thirty-five percent (35%) of the issued and outstanding shares of Common Stock of the Company.
     SECTION 4.02 No Participation in a Group or Solicitation of Proxies. Subject to the receipt of the Stockholder Approval, from the date the Investor beneficially acquires thirty-five percent (35%) of the issued and outstanding shares of Common Stock of the Company, except for actions permitted by, or taken in compliance with, Sections 4.01 or 4.03 and its exercise of rights pursuant to this Agreement, the Investor agrees that, prior to the second (2nd) anniversary of the receipt of the Stockholder Approval, it will not, without the prior approval of the Board, directly or indirectly:
          (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company, or of any successor to or person in control of the Company, or any assets of the Company or any division thereof or of any such successor or controlling person;
          (b) make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote any voting securities of the Company; provided, however, that the prohibition in this Section 4.02(b) shall not apply to solicitations exempted from the proxy solicitation rules by Rule 14a-2 under the Exchange Act or any successor provision;
          (c) submit to the Board a written proposal for or offer of (with or without conditions), any merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company or any of its securities or assets, or make any public announcement with respect to such a proposal or offer; or
          (d) enter into any discussions, negotiations, arrangements or understandings with any third party (other than any person that would be a Permitted Transferee) with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a group with any third party (other than any person that would be a Permitted Transferee), in connection with any of the foregoing.
provided, however, that none of the foregoing (i) shall prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of the Investor Designated Director as a director or prevent, restrict, encumber or in any way limit the ability of the Investor Designated Director to vote on matters, influence officers, employees, agents, management or the other directors of the Company, take any action or make any statement at any meeting of the Board or any committee thereof, or otherwise to act in his or her capacity as a director; (ii) shall prevent the Investor from Selling any Covered Securities held by it or voting its Common Stock; (iii) shall apply to or restrict any discussions or other communications between or among directors, officers, employees or agents of the Investor or any affiliate thereof; (iv) shall prohibit the Investor from soliciting, offering, seeking to effect or negotiating with any person with respect to transfers of Covered Securities otherwise permitted by Section 5.01 or (v) restrict any disclosure or statements required to be made by the Investor Designated Director or the Investor under applicable Law or Exchange Regulation.

     SECTION 4.03 Rights to Purchase New Securities or Exercise Warrants.
          (a) In the event that the Company proposes to issue New Securities, the Investor shall have the right (i) to purchase in lieu of the person to whom the Company proposed to issue such New Securities, in accordance with paragraph (b) below, or, (ii) at its option, to exercise Warrants to purchase, a number of New Securities equal to the product of (A) the total number or amount of New Securities which the Company proposes to issue at such time and (B) a fraction, the numerator of which shall be the total number of shares of Common Stock which the Investor owns at such time, and the denominator of which shall be the total number of shares of Common Stock then outstanding.
          (b) In the event that the Company proposes to undertake an issuance of New Securities, it shall give written notice (a “Notice of Issuance”) of its intention to the Investor, describing the material terms of the New Securities, including the price thereof, and the material terms upon which the Company proposes to issue such New Securities. The Investor shall have thirty (30) days from the date of receipt of the Notice of Issuance (i) to agree to purchase all or a portion of the Investor’s pro rata share of such New Securities (as determined pursuant to paragraph (a) above) for the same consideration, if such proposed consideration shall consist solely of cash, or, if such consideration consists of property or assets other than cash, for cash, Cash Equivalents or Marketable Securities having an equivalent value (as reasonably determined by the Board) to the consideration payable by the person to whom the Company proposes to issue such New Securities at the time of payment, and otherwise upon the terms specified in the Notice of Issuance by giving written notice to the Company and stating therein the quantity of New Securities to be purchased by the Investor or (ii) to exercise Warrants to purchase a sufficient number of shares of Common Stock so that the Investor beneficially owns the same percentage of the outstanding Common Stock immediately after such issuance of New Securities as it did immediately before such issuance of New Securities. The rights given by the Company under this Section 4.03(b) shall terminate if unexercised within thirty (30) days after receipt of the Notice of Issuance referred to in this Section 4.03(b).
          (c) The Company and the Investor, if it elects to purchase the New Securities to be sold by the Company, shall select a date not later than twenty (20) days (or longer if required by Law) after the expiration of the (thirty) 30-day notice period referenced in Section 4.03(b) for the closing of the purchase and sale of the New Securities. In the event any purchase by the Investor is not consummated, other than as a result of the fault of the Company, within the provided time period, the Company may issue the New Securities subject to purchase by the Investor free and clear from the restrictions under this Section 4.03. Any New Securities not elected to be purchased by the Investor may be sold by the Company to the person to which the Company intended to sell such New Securities on terms and conditions no less favorable to the Company than those offered to the Investor.
       SECTION 4.04 Termination of Standstill Provisions. The provisions of Sections 4.01 and 4.02 of this Agreement shall terminate without any further action by any party upon the earlier of:

     (i) the second (2nd) anniversary of the receipt of the Stockholder Approval;
     (ii) such date as the Board determines to solicit, or publicly announces, whether by press release, filing with the SEC or otherwise, its intention to solicit, an Acquisition Proposal;
     (iii) such date as the Board publicly approves, accepts, authorizes or recommends to the Company’s stockholders their approval of, or their conveyance of any Common Stock or other securities pursuant to, any Acquisition Proposal;
     (iv) such date that the Company or any affiliate thereof has entered into a letter of intent, agreement in principle, definitive agreement or any other agreement with any party, with respect to an Acquisition Proposal for the Company; and
     (v) such date that any person or group, other than the Investor or any of its affiliates, shall have acquired or announced its intention to acquire, including by commencement of a tender offer or exchange offer, beneficial ownership of twenty percent (20%) of the Company’s outstanding Common Stock.
     SECTION 4.05 Restriction on Exercise of Warrants by the Investor. The Investor understands and agrees that, subject to the provisions of Section 4.03, from the date it first acquires Warrants pursuant to the transactions contemplated by the Securities Purchase Agreement until the date that is two (2) years from the receipt of the Shareholder Approval, (a) the Warrants acquired by the Investor pursuant to the Securities Purchase Agreement can be exercised by the Investor only to maintain its percentage ownership of the Company’s Common Stock (i) existing immediately after the First Closing (as defined in the Securities Purchase Agreement), in the case of the Initial Warrants, and (ii) existing immediately after the Second Closing (as defined in the Securities Purchase Agreement), in the case of the Option Warrants; and (b) the Company and any transfer agent of its Warrants will not be required to honor or record any exercise of the Warrants beneficially owned by the Investor other than in accordance with the provisions of this Section 4.05. The Investor consents to the Company making a notation on its records and giving instructions to any transfer agent of its Warrants in order to implement the restrictions on exercise established in this Section 4.05.
     SECTION 4.06 Quarterly Exercise of Warrants by the Investor. Notwithstanding anything to the contrary in this Agreement, if, at any time and from time to time, the Company issues shares of Common Stock that are not New Securities (an “Ordinary Dilutive Issuance”), the Company will give notice (in accordance with Section 9.02) of any such issuance to the Investor (a “Quarterly Anti-Dilution Notice”) not later than five (5) days after the last day of the calendar quarter in which the Ordinary Dilutive Issuance occurred. The Quarterly Anti-Dilution Notice will describe the aggregate number of shares of Common Stock issued in all Quarterly Dilutive Issuances that occurred during the calendar quarter then ended. Upon its receipt of a Quarterly Anti-Dilution Notice, the Investor shall have the right, for a period of thirty (30) days, to exercise such number of Warrants beneficially owned by the Investor as is necessary so that the percentage of outstanding Common Stock that the Investor owns immediately after the exercise of such Warrants is the same as the percentage of outstanding

Common Stock that the Investor owned at the beginning of the calendar quarter to which the Quarterly Anti-Dilution Notice relates.
ARTICLE 5
RESTRICTIONS ON TRANSFERABILITY OF SECURITIES
     SECTION 5.01 General.
          (a) The Investor understands and agrees that the shares of Common Stock acquired pursuant to the Securities Purchase Agreement have not been registered and are restricted securities under the Securities Act. During the period ending six (6) months after (i) the date hereof in the case of the Tranche 1 Shares, (ii) the date of the Initial Warrants Closing in the case of the Initial Warrants and (iii) the date of the Second Closing (as defined in the Securities Purchase Agreement) in the case of the Tranche 2 Securities (in any case, the “Initial Restricted Period”), the Investor shall not make or solicit any Sale of the Tranche 1 Shares, the Initial Warrants, the Tranche 2 Securities, respectively, or any shares of Common Stock now owned or hereafter acquired by it (collectively, the “Covered Securities”); provided, however, that the Investor may, during the Initial Restricted Period, make or solicit a Sale to a Permitted Transferee or as described in clauses (iv), (vi) and (vii) below.
          (b) After the Initial Restricted Period (other than with respect to clauses (iv), (vi) and (vii) below which may occur at any time), the Investor agrees that neither it nor any of its affiliates will make any Sale of any of the Covered Securities except for a Sale or transfer:
     (i) in compliance with Rule 144 under the Securities Act;
     (ii) (x) pursuant to a bona fide public offering registered under the Securities Act, or
     (y) in one or more block trades or privately negotiated transactions exempt from the registration requirements of the Securities Act;
     (iii) to one or more Permitted Transferees in accordance with Section 5.01(c);
     (iv) (x) pursuant to any business combination, tender or exchange offer to acquire Common Stock or other extraordinary transaction that the Board has recommended or (y) pursuant to a tender or exchange offer that the Board has not recommended but only after such time as a majority of the shares of Common Stock outstanding (other than those owned by the Investor) have been tendered into such offer and after all material conditions with respect to such offer (including any financing condition, any minimum condition with respect to number of shares tendered and any condition with respect to removal of any anti-takeover protections) have been satisfied or irrevocably waived by the offeror;
     (v) to the Company or a subsidiary of the Company;

     (vi) swaps, exchanges, hedges or other similar agreements or arrangements designed to protect against fluctuations in the value of the equity securities of the Company and not entered into with the purpose of circumventing the provisions of this Section 5.01; or
     (vii) pledges of Covered Securities in connection with any margin loan or other extensions of credit from a broker-dealer, bank or other financial institution and not entered into with the purpose of circumventing the provisions of this Section 5.01.
          (c) No Sale of Covered Securities to a Permitted Transferee shall be effective until such time as such Permitted Transferee has executed and delivered to the Company, as a condition precedent to such Sale, an instrument or instruments, reasonably acceptable to the Company, confirming that such Permitted Transferee agrees to be bound by all obligations of the Investor hereunder.
     SECTION 5.02 Improper Sale. Any attempt not in compliance with this Agreement to make any Sale of any Covered Securities shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s stock records to such attempted Sale.
     SECTION 5.03 Restrictive Legends.
          (a) Each certificate evidencing the Covered Securities shall be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legends required by agreement or by applicable state securities Laws):
(i)	THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SECURITIES GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

(ii)	THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS UNDER THE TERMS OF THE STOCKHOLDERS’ AGREEMENT DATED MARCH 13, 2007, AS AMENDED FROM TIME TO TIME, BETWEEN THE ISSUER AND THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF THAT AGREEMENT.
          (b) Each certificate evidencing any shares of Common Stock or other securities of the Company acquired by the Investor other than the Covered Securities shall be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legends required by agreement or by applicable state securities Laws):
THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS UNDER THE TERMS OF THE STOCKHOLDERS’ AGREEMENT DATED MARCH 13, 2007, AS AMENDED FROM TIME TO TIME, BETWEEN THE ISSUER AND THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF THAT AGREEMENT.
          (c) The Investor consents to the Company making a notation on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.
          (d) The Company shall, at the request of a holder of Purchased Securities, remove from each certificate evidencing Purchased Securities transferred in compliance with the terms of Section 5.01 and with respect to which no rights or obligations under this Agreement shall transfer, the legend described in Sections 5.03(a)(ii) and 5.03(b), and shall remove from each certificate evidencing such Purchased Securities the legend described in Section 5.03(a)(i) if, at the request of the Company, such requesting holder provides, at its expense, an opinion of counsel satisfactory to the Company that the securities evidenced thereby may be transferred without the imposition of such legend.
ARTICLE 6
STRATEGIC RELATIONSHIP AND USE OF PROCEEDS
     SECTION 6.01 Strategic Relationship. After the receipt of the Stockholder Approval, the Investor and the Company agree to work diligently together to develop and enter a strategic relationship in which the Investor will use its commercially reasonable efforts to provide a non-exclusive market for the Company’s thin-film photovoltaic products for use in connection with the Investor’s building systems business.
     SECTION 6.02 Use of Proceeds. From the date hereof until the termination of this Agreement in accordance with Section 9.01, the Company agrees to use all proceeds received from the Investor for the sale of the Purchased Securities pursuant to the Securities Purchase Agreement for the development and installation of a 1.5 MW production line, purchase of capital equipment, and for general corporate purposes, including salary, overhead and other expenses.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     SECTION 7.01 Representations of the Company. The Company hereby represents and warrants to the Investor that:

          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s power and authority and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
          (b) The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities Laws and (ii) compliance with any applicable foreign or state securities or blue sky Laws.
          (c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or the Bylaws and (ii) assuming compliance with the matters referred to in Section 7.01(b), contravene or conflict with or constitute a violation of, provision of any Law applicable to the Company.
     SECTION 7.02 Representations of the Investor. The Investor hereby represents and warrants to the Company that:
          (a) The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby are within the Investor’s power and authority and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms.
          (b) The execution, delivery and performance by the Investor of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities Laws and (ii) compliance with any applicable foreign or state securities or blue sky Laws.
          (c) The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of the Investor and (ii) assuming compliance with the matters referred to in Section 7.02(b), contravene or conflict with or constitute a violation of, provision of any Law applicable to the Investor.
ARTICLE 8
CONFIDENTIALITY
     SECTION 8.01 Confidentiality

          (a) Unless otherwise agreed to in writing by the Company, the Investor, on behalf of itself and its Representatives, agrees (i) except as required by Law, to keep confidential and not to disclose or reveal any Confidential Information (as defined below) to any person (other than such member’s Representatives), (ii) not to use Confidential Information for any purpose other than in connection with its ownership of Company securities and not in any way detrimental to the Company or its stockholders and (iii) except as required by Law, not to disclose to any person (other than such member’s Representatives) any Confidential Information. In the event that the Investor or its Representatives are requested pursuant to, or required by, Law to disclose any Confidential Information, the Investor agrees that it will provide the Company with prompt notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy (and if the Company seeks such an order, such person will provide such cooperation as the Company shall reasonably request) or to consult with the Investor with respect to the Company taking steps to resist or narrow the scope of such request or legal process.
          (b) “Confidential Information” means all information about the Company furnished by the Company, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner or form in which it is furnished, including all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Investor or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Investor or its Representatives. Confidential Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Investor or its Representatives in violation of this Agreement, the Confidentiality Agreement, dated as of February 20, 2007, between the Company and the Investor, or other obligation of confidentiality, (ii) was available to the Investor on a non-confidential basis prior to its disclosure by the Company to the Investor or (iii) becomes available to the Investor on a non-confidential basis from a person (other than the Company) who is not prohibited from disclosing such information to the Investor by a legal, contractual or fiduciary obligation to the Company.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the Investor Designated Director shall be permitted to provide to the Investor and its Representatives information concerning the Company that the Investor Designated Director receives in his or her capacity as a director; provided, however, that with respect to any such information provided, the Investor and its Representatives shall be bound by the same restrictions on disclosure and use of confidential information as apply to the Investor Designated Director in his or her capacity as a director, in addition to any applicable restrictions under this Article VIII.
          (d) As used in this Article VIII, the term “Company” includes the Company and all of its subsidiaries, and the term “Investor” includes the Investor and all of its affiliates (other than the Company).
          SECTION 8.02 Furnishing of Information. The Company shall furnish or make available to the Investor and its Representatives any documents filed by the Company pursuant to each of Sections 13, 14 and 15(d) of the Exchange Act and all annual, quarterly or other reports furnished to the Company’s public security holders and all such other information concerning the Company as the Investor may reasonably request. The Company shall provide the Investor and its Representatives with reasonable access to the books and records of the Company during normal business hours upon reasonable notice, including financial data (including projections) and operating data covering each of the Company, its business, operations and financial performance.
ARTICLE 9
MISCELLANEOUS
       SECTION 9.01 Termination. This Agreement shall terminate upon the earliest to occur of:
  (i) written agreement to that effect, signed by all parties hereto or all parties then possessing any rights hereunder;
  (ii) the Investor ceasing to beneficially own at least fifteen percent (15%) of the outstanding Common Stock; provided that prior to such termination the Investor Designated Director shall have resigned if required to do so under Section 2.01(b); provided further that Sections 4.01, 4.02 and 4.04 shall survive such termination; and
  (iii) the Investor becoming the beneficial owner of ninety percent (90%) or more of the outstanding Common Stock.
provided that no termination of this Agreement pursuant to this Section 9.01 shall affect the right of any party to recover damages for any breach of the representations, warranties or covenants herein that occurred prior to such termination; provided further that the provisions of Article VIII shall continue in effect for a period of one (1) year following any such termination.
       SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
if to the Investor:
Norsk Hydro Produksjon AS
Drammensveien 264
N-0240 Oslo
Norway
Facsimile:     + 47 22 53 27 25
Attention:     Richard G. Erskine

with a copy to:
Shearman & Sterling LLP
Broadgate West
9 Appold Street
London EC2A 2AP
United Kingdom
Facsimile:     +44 (0)207 655-5265
Attention:     George Karafotias
Facsimile:     +44 (0)207 655-5216
Attention:     Sean J. Skiffington
if to the Company:
Ascent Solar Technologies, Inc.
8120 Shaffer Parkway
Littleton, Colorado 80127
United States
Facsimile:     +1 (303) 420-1551
Attention:     Matthew B. Foster, President and Chief Executive Officer
with a copy to:
Holland & Knight LLP
2300 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204
United States
Facsimile:     +1 (503) 241-8014
Attention:     Mark A. von Bergen
                        David C. Wang
     SECTION 9.03 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     SECTION 9.04 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
     SECTION 9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court, in each case sitting in the City of Wilmington, New Castle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court, in each case sitting in the City of Wilmington, New Castle

County, for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
     SECTION 9.06 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.06.
     SECTION 9.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     SECTION 9.08 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     SECTION 9.09 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.
     SECTION 9.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that the Investor may assign its right, title and interest under this Agreement to any of its affiliates; provided further, however, that no such assignment shall relieve the Investor of any of its obligations hereunder.
     SECTION 9.11 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and the Investor or (b) by a waiver in accordance with Section 9.12.
     SECTION 9.12 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     SECTION 9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     SECTION 9.14 No Partnership. No partnership, joint venture or joint undertaking is intended to be, or is, formed among the parties hereto or any of them by reason of this Agreement or the transactions contemplated herein.
     SECTION 9.15 Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.
     SECTION 9.16 Director Duties. Notwithstanding anything to the contrary in this Agreement, no provision hereof shall prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of any Investor Designated Director as a director, or his or her ability to vote on matters, influence management or the other directors or otherwise to discharge their fiduciary or other duties as directors. The Company shall not approve or recommend to its stockholders any transaction or resolution, or approve, recommend or take any other action (other than those expressly contemplated by this Agreement) that would restrict the right of any Investor Designated Director to vote on any matter as such director believes appropriate in light of his or her duties as a director or the manner in which an Investor Designated Director may participate in his or her capacity as a director in deliberations or discussions at meetings of the Board or any committee thereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.
By:	/s/ Mohan S. Misra
	Name:	Dr. Mohan S. Misra
	Title:	Chairman

NORSK HYDRO PRODUKSJON AS
By:	/s/ Richard G. Erskine
	Name:	Richard G. Erskine
	Title:	Authorized Representative

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